EXHIBIT 99.1

Contact Information:
June 30, 2006	Thomas J. Jansen
Chief Financial Officer
414-643-2252

FOR IMMEDIATE RELEASE

RBS Global Announces Extension of Tender Offer and Consent Solicitation Relating to 10 1/8% Senior Subordinated Notes due 2012 of Rexnord Corporation

Milwaukee, WI – June 30, 2006

RBS Global, Inc. (“RBS Global”) announced today that it has extended the expiration date of its previously announced cash tender offer and consent solicitation with respect to the 10 1/8% Senior Subordinated Notes due 2012 (the “Notes”) of its wholly owned subsidiary Rexnord Corporation (“Rexnord”).

As a result of the extension, the tender offer and consent solicitation will now expire at 5:00 p.m., New York City time, on July 20, 2006, unless terminated or further extended (the “Expiration Date”).

Pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement of RBS Global, dated June 2, 2006 (the “Statement”), as a result of the extension of the tender offer for more than ten business days from the previously scheduled expiration date of June 30, 2006, the price determination date will be extended and the total consideration (the “Total Consideration”) for the Notes as described in the Statement will be recalculated. The Total Consideration for the Notes will now be determined as of 10:00 a.m., New York City time, on July 6, 2006 (the “Price Determination Date”) unless otherwise extended.

As of 5:00 p.m., New York City time, on June 28, 2006, RBS Global had received tenders and consents for $217.906 million in aggregate principal amount of the Notes, representing 96.85% of the outstanding Notes.

The complete terms and conditions of the tender offer and consent solicitation are described in the Statement and the related Consent and Letter of Transmittal, copies of which may be obtained by contacting D.F. King & Co., Inc., the information agent for the tender offer and consent solicitation, at (212) 269-5550 or (800) 714-3312 (toll free). Questions regarding the tender offer and consent solicitation may be directed to the Dealer Manager and Solicitation Agent for the tender offer and consent solicitation: Credit Suisse Securities (USA) LLC, which may be contacted at (212) 538-0652 or (800) 820-1653 (toll free).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation is being made solely by the Statement and the related Consent and Letter of Transmittal.

About RBS Global and Rexnord Corporation

RBS Global is the parent company of Rexnord. Headquartered in Milwaukee, Wisconsin, Rexnord is a leading worldwide manufacturer of highly-engineered precision motion technology products, primarily focused on power transmission with approximately 5,800 employees worldwide. Rexnord products are sold around the world by over 300 direct sales representatives through a network of multiple service centers and warehouses backed by hundreds of independent stocking distributors.

Forward-Looking Statements

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing, and competitive and technological factors, among others, as set forth in SEC filings. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

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